        News Release
Exhibit 99.1
Contacts:

Steven Barany	Paul Swiergosz
Investor Relations	L3Harris Media Relations
Steven.Barany@L3Harris.com	Paul.Swiergosz@L3Harris.com
321-724-3755	321-378-5631

L3Harris Elects Four-Star General Ed Rice (Ret.) to Board of Directors

MELBOURNE, Fla., Feb. 24, 2023 — L3Harris Technologies (NYSE: LHX) today announced that retired Air Force General Edward A. Rice, Jr., former commander of the U.S. Air Force Air Education and Training Command, has been elected to its Board of Directors.
“General Rice brings an extensive background in military operations and national security to the board, particularly in the Asia-Pacific region,” said Christopher E. Kubasik, Chair and CEO, L3Harris. “As the DoD sees China as our nation’s pacing threat, Ed’s experience and insights will be of immense value as we work to help our customers meet these challenges.”
Across his 35-year Air Force career, Rice served with distinction as a general officer, including commanding U.S. Forces Japan and 5th Air Force, serving as vice commander of Pacific Air Forces, and commander of 13th Air Force.
Rice, 66, earned a bachelor’s degree in engineering from the U.S. Air Force Academy, a master’s degree in aeronautics from Embry-Riddle Aeronautical University, and a master’s degree in national security policy studies from the U.S. Naval War College.
“I’m honored to join the L3Harris board so that I can help shape the company as it continues to provide solutions that bring crucial support to the nation across all domains,” said Rice.

About L3Harris Technologies
L3Harris Technologies is a Trusted Disruptor for the global aerospace and defense industry. With customers’ mission-critical needs always in mind, our 46,000 employees deliver end-to-end technology solutions connecting the space, air, land, sea and cyber domains.
A biography and photo for Ed Rice can be found here.

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